EXHIBIT 1.1


                    STRUCTURED ASSET SECURITIES CORPORATION
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-8A



                                TERMS AGREEMENT


                              Dated: May 30, 2001



To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of May 1, 2001 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:        Series 2001-8A.

Terms of the Series 2001-8A Certificates: Structured Asset Securities Corporation, Series 2001-8A Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 1-A3, R-I, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 3-A1, Class 3-A2, Class 3-A3, Class 3-A4, Class 3-A5, Class 4-A1, Class 4-A2, Class R-II, Class B1-I, Class B1-I-X, Class B2-I, Class B3-I, Class B4-I, Class B5-I, Class B6-I, Class B1-II, Class B2-II, Class B3-II, Class B4-II, Class B5-II and Class B6-II (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of four groups of mortgage loans. Group I: Fixed-Rate ALS Borrowers Advantage, Group II: 5/1 ARMs, ALS Borrowers Advantage, Group III: 7/1 ARMs, ALS Borrowers Advantage and Group IV: ARMs, Thornburg Mortgage Home Loan Inc. (Thornburg"). The trust will issue 30 certificates: 22 classes will be publicly offered and 8 classes will be privately offered (Classes 2-A2, 3-A2, B4-I, B5-I, B6-I, B4-II, B5-II, and B6-II will be privately offered.) The trust will issue 13 classes of subordinate bonds: Class B1-I, B1-I-X, B2-I, B3-I, B4-I, B5-I, B6-I and Class B1-II, B2-II, B3-II, B4-II, B5-II, B6-II. Class B with an "I" designation will support the Senior Bonds issued off collateral groups I, II and III and will be cross-collateralized for these three groups for payments of principal, interest and allocation of losses. Class B with an "II" designation will support the Senior Bonds issued from collateral group IV. Class B-I Subordinate Bonds will not provide credit support for Group IV and B-II Subordinate Bonds will not provide credit support for Group I, II or III, except to a limited extent with respect to Special Hazard Losses. Collateral Group IV will be Master Serviced by Washington Mutual Mortgage Securities ("WMMS"), and Collateral Groups I, II, and III will be Master Serviced by Aurora Loan Services, Inc. ("ALS"). Bank One will act as Trustee for the transaction and Chase Manhattan Bank will act as the Securities Administrator. The Class 2-A1 and Class 3-A1 are subject to an Optional Purchase by the holder of the Class 2-A2 and Class 3-A2 respectively, on the related Call Date, as described on page 8 of the Terms Sheet. Certificates issued off collateral groups I, II and III will be subject to a 1% Clean up Call based on the aggregate Cut-Off Date Balance. Certificates issued off collateral group IV will be subject to a 5% Clean up Call that will be based on the aggregate Cut-Off Date Balance of the collateral group IV.

Registration Statement:          File Number 333-35026.

 Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A1, Class 1-A2, Class 1-A3, R-I, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 3-A1, Class 3-A2, Class 3-A3, Class 3-A4, Class 3-A5, Certificates be rated "AAA" by each of Standard & Poor's Rating Services ("S&P") and Fitch, Inc. ("Fitch") (collectively, the "Rating Agencies"); the Class 4-A1, Class 4-A2 and Class R-II Certificates be rated "AAA" by S&P; the Class B1-I and the Class B1-I-X Certificates be rated "AA" by Fitch; the Class B1-II Certificates be rated "AA" by S&P; the Class B2-I Certificates be rated "A" by Fitch; the Class B2-II Certificates be rated "A" by S&P; the Class B3-I Certificates be rated "BBB" by Fitch; the Class B3-II Certificates be rated "BBB" by S&P; the Class B4-I Certificates be rated "BB" by Fitch; the Class B4-II Certificates be rated "BB" by S&P; the Class B5-I Certificates be rated "B" by Fitch and the Class B5-II Certificates be rated "B" by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: May 1, 2001.

Closing Date: 10:00 A.M., New York time, May 30, 2001. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Capitalized Terms: Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Trust Agreement.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                              LEHMAN BROTHERS INC.



                              By: /s/ Stanley Labanowski
                                  --------------------------------------
                                  Name:  Stanley Labanowski
                                  Title:    Senior Vice President


Accepted:

STRUCTURED ASSET SECURITIES
     CORPORATION


By:  /s/ Ellen V. Kiernan
   ----------------------------------
     Name:  Ellen V. Kiernan
     Title:  Vice President


                                                   Schedule 1

                                                  Class
                                                Principal                                              Purchase Price
Class                                           Amount(1)              Initial Interest Rate             Percentage
-----                                           ---------              ---------------------             ----------
1-A1............................              $109,713,000                 8.00%(2)                       102.75%
1-A2............................                   509,351                 0.00%(3)                        65.00%
1-A3............................                   (4)                     8.00%(5)                         8.05%
2-A1............................                51,424,000               Adjustable(6)                     99.75%
2-A3............................                   (4)                   Adjustable(5)(6)                   3.47%
2-A4............................                   958,956                 0.00%(3)                        65.00%
2-A5............................                   (4)                     8.00%(5)                         7.65%
3-A1............................                46,757,000               Adjustable(6)                     99.75%
3-A3............................                   (4)                   Adjustable(5)(6)                   3.48%
3-A4............................                   437,202                 0.00%(3)                        65.00%
3-A5............................                   (4)                     8.00%(5)                         7.97%
4-A1............................               263,356,000               Adjustable(6)                     99.82%
4-A2............................                   (4)                     0.30%(7)                        99.82%
B1-I............................                 4,158,000                 7.00%(9)                        97.06%
B1-I-X..........................                   (4)                     1.00%(8)                         2.19%
B2-I............................                 1,202,000                 8.00%(9)                        98.21%
B3-I............................                   655,000                 8.00%(9)                        93.91%
B1-II...........................                 3,402,000               Adjustable(6)                     99.82%
B2-II...........................                 1,361,000               Adjustable(6)                     99.82%
B3-II...........................                 1,361,000               Adjustable(6)                     99.82%
R-I.............................                       100                 8.00%(2)                        95.00%
R-II............................                       100               Adjustable(6)                     99.82%


------------
(1) These balances are approximate, as described in the Prospectus Supplement.

(2) The Class 1-A1 and Class R-1 will accrue interest on the interest rate specified above.

(3) The Class 1-A2 Certificates will not be entitled to payments of interest. The Class 2-A4 and Class 3-A4 Certificates will initially be principal only certificates and will not be entitled to payments of interest on or prior to the Distribution Date in October 2004 and June 2006, respectively. The Class 2-A4 will begin to accrue interest at the Net WAC for pool 2 starting with the Accrual Period in October 2004, and the Class 3-A4 will begin to accrue interest at the Net WAC for pool 3 starting with the Accrual Period in June 2006, as described in the Prospectus Supplement.

(4) The Class 1-A3, Class 2-A3, Class 2-A5, Class 3-A3, Class 3-A5, Class 4-A2 and Class B1-I-X Certificates will be interest-only certificates. They will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the Prospectus Supplement.

(5) The Class 1-A3 will be interest only Certificates; they will not be entitled to payments of principal and will accrue interest at interest rate of 8.00% per annum based on a notional amount, as described in this prospectus supplement. The Class 2-A3 and Class 2-A5 will be interest only Certificates; they will not be entitled to payments of principal and will accrue interest at interest based on a notional amount until the Distribution Date in October 2004, as described in the Prospectus Supplement. The Class 3-A3 and Class 3-A5 will be interest only Certificates; they will not be entitled to payments of principal and will accrue interest at interest based on a notional amount until the Distribution Date in June 2006, as described in the Prospectus Supplement. After the Distribution Date in October 2004, the Class 2-A3 and Class 2-A5 Certificates will no longer be entitled to receive distributions of any kind. After the Distribution Date in June 2006, the Class 3-A3 and Class 3-A5 Certificates will no longer be entitled to receive distributions of any kind.

(6) The Class 2-A1, 2-A3, 3-A1, 3-A3, 4-A1, B1-II, B2-II, B3-II and R-II
    Certificates will accrue interest based on an adjustable interest rate, as described in the Prospectus Supplement.

(7) The Class 4-A2 will be interest only Certificates; they will not be entitled to payments of principal and will accrue interest at interest rate of 0.30% per annum based on a notional amount, as described in the Prospectus Supplement.

(8) The Class B1-I-X will be interest only Certificates; they will not be entitled to payments of principal and will accrue interest at interest rate of 1.00% per annum based on a notional amount until the Distribution Date in October 2004, as described in the Prospectus Supplement. After the Distribution Date in October 2004, the Class B1-I-X Certificates will no longer be entitled to receive distributions of any kind.

(9) The Class B1-I Certificates will accrue interest based on an interest rate of 7.00% per annum, until the end of the Accrual Period in September 2004. The Class B2-I and Class B3-I Certificates will accrue interest based on an interest rate of 8.00% per annum, until the end of the Accrual Period in September 2004. Beginning with the Accrual Period in October 2004, the Class B1-I, Class B2-I and Class B3-I Certificates will accrue interest at the weighted average of the Group 1 Subordinate Underlying Rate, Group 2 Subordinate Underlying Rate and Group 3 Subordinate Underlying Rate weighted on the basis of the Group Subordinate Amount for each such Mortgage Pool, as described in the Prospectus Supplement.